September 2, 2011

CONSENT

I am the author of a Report dated August 30, 2011 furnished to Remmington Enterprises, Inc. (the “Company’) entitled Phase 1 Reconnaissance Report, Remington #1 - #4 Lode Mining Claims (the “Report”).

I hereby consent to the Company’s use and summarization of information and material from the Report in connection with the Company’s Form S-1 Registration Statement filed with the Securities and Exchange Commission.

Sincerely,

/s/ Charles P. Watson
Charles P. Watson, Chief Geologist
California Professional Geologist #7818